MARKET ETHICS CHARTER
Relating to the confidentiality of Inside Information and the prevention of insider trading and misconduct within the Innate Pharma Group

Updated on April 30, 2025

SUMMARY

1 OBJECTIVES OF THE CHARTER. 3
2 DEFINITIONS OF USUAL TERMS. 5
3 DEFINITION OF INSIDE INFORMATION. 6
4- DEFINITION OF THE NOTION OF INSIDER................................. 8
5- GROUP OBLIGATIONS............................................................... 9
6 OBLIGATIONS OF THE INSIDERS. 11
7 OFFENCES AND APPLICABLE INCURRED SANCTIONS .......... 14
8 OBLIGATIONS OF RETENTION AND DISCLOSURE OF TRANSACTIONS CARRIED OUT BY THE OFFICERS ........................... 15

1OBJECTIVES OF THE CHARTER
The shares of Innate Pharma (hereinafter, together with its consolidated subsidiaries, the "Group") are listed on the Euronext regulated market in Paris and, in the form of American Depositary Shares/Receipts (ADS), on the Nasdaq Select Global Select Market in the United States. In this context, compliance by Group employees, executive officers and directors (“Collaborators”) and their relatives with the rules applicable to Securities transactions (as defined below) and to the holding of Inside Information (as defined below) is crucial for the Group.

These rules are mainly derived from (i) for France, the Regulation of the European Parliament and of the Council No 596-2014 of 16 April 2014 on market abuse, its delegated regulations and implementing regulations (hereinafter referred to as the "MAR Regulation"), the Monetary and Financial Code and the regulations of the Autorité des Marchés Financiers (AMF) (hereinafter referred to as the "AMF Regulation"), and (ii) for the United States, the Securities Exchange Act of 1934, as amended (hereinafter, the "1934 Act"), its implementing rules, as adopted by the Securities and Exchange Commission (the “SEC”) and the case law of the US federal courts.
The purpose of this Market Ethics Charter (the "Charter") is therefore to remind you of the rules applicable to the Collaborators in stock exchange matters and to explain to you:
–How to behave regarding the information you hold or may hold in connection with your work, mandate or mission for the Group,
–The approach to be taken when you, your family members or other closely associated persons (as defined herein), including legal entities, wish to acquire or sell the Group's financial instruments.
It should be noted that the Collaborators, regardless of their nationality, may be affected by these rules and/or those of the country in which they live and/or operate. In any event, it is the responsibility of each Collaborator to read and comply with the Charter and in particular to personally ensure compliance with the various laws that may apply to their situation.
It is stressed that the actions of each Collaborator can have consequences on the Group's image towards its partners and the public, and could expose the Group and/or the persons concerned to civil, criminal or administrative sanctions.
The Charter can be consulted by any interested party on the Group's website (https://www.innate-pharma.com/).
For any additional information relating to the interpretation, use or application of the Charter, you may contact the Vice-President, Legal & Corporate (market.ethics@innate-pharma.fr).
The Vice-President, Legal & Corporate is responsible for applying the Charter, it being specified that the ultimate responsibility for compliance with the applicable regulations rests with each Collaborator.
Innate Pharma reserves the right to modify this Charter at any time, to reflect legislative, regulatory or jurisprudential developments or to make other improvements. An updated copy of the Charter can be obtained at any time from the Vice-President, Legal & Corporate.

1DEFINITIONS OF USUAL TERMS
For the purposes of this Charter, frequently used terms are defined below:

AMF	refers to the Autorité des marchés financiers
CEO	Refers to the Directeur Général
Charter	has the meaning given to it in Section 1 of this Charter

Closely Associated Persons
Means:
a)the spouse, or the partner bound by a civil solidarity pact (or the partner considered as the equivalent of the spouse under national law);
b)dependent children in accordance with national law;
c)a relative or ally residing in the person's home for at least one year; and
d)a legal person, trust, or a partnership, the managerial responsibilities of which are discharged out by a Person Exercising Managerial Responsibilities or by one of the persons referred to in (i), (ii) or (iii) above, which is directly or indirectly controlled by such a person, which is set up for the benefit of such a person, or the economic interests of which are substantially equivalent to those of such a person.

Group	refers to Innate Pharma and all of its consolidated subsidiaries
Inside Information	has the meaning given to it in Section 3 of this Charter
Insider	refers to Permanent Insiders and Occasional Insiders
MAR Regulation	refers to Regulation of the European Parliament and of the Council No 596/2014 of 16 April 2014 on market abuse, as well as the delegated regulations and implementing regulations adopted pursuant to that Regulation
Occasional Insider	has the meaning given to it in Section 4 of this Charter
Permanent Insider	has the meaning given to it in Section 4 of this Charter
Persons Discharging Managerial Responsibilities
Means:
a)a member of the Board of Directors of the Company; or
b)a senior executive of the Group who has regular access to inside information and power to take managerial decisions affecting the future developments and business prospects of the Group – in practice ComEx members.

SEC	refers to the Securities and Exchange Commission
Securities
refers to:
a)shares, ADSs, debt securities and all other securities issued or to be issued by the Group (or, depending on the context, another company);
b)the rights that may be detached from these various securities, and in particular the preferential subscription or allocation rights; and
c)Innate Pharma share warrants ("BSA"), redeemable Innate Pharma share warrants ("BSAAR") and free shares granted ("AGA" and "AGAP").

Transaction
means in particular any acquisition or sale of Securities, whether immediate or deferred, on or off the market, promise to acquire or sell Securities, loan of Securities, pledge, allocation or assignment of Securities as security, transaction carried out under a life insurance policy, transaction on derivative products underlying Securities, hedging or hedging transaction having the effect of acquiring or transferring the economic risk relating to Securities, exercise of warrants (BSA), BSAAR and sale of shares issued from AGA and AGAP. The modification or cancellation of a stock exchange order also constitutes a "Transaction."

1DEFINITION OF INSIDE INFORMATION
Inside Information is defined by MAR as information of a precise nature which has not been made public, relating, directly or indirectly, to one or more issuers, or one or more financial instruments, and which, if it were made public, would be likely to have a significant effect on the prices of those financial instruments or on the price of related derivative financial instruments:
–Information is deemed to be precise and specific, i.e.: (a) it refers to a set of circumstances that exist or which may reasonably be expected to come into existence, or an event which has occurred or which may be reasonably expected to occur, and (ii) it enables a conclusion to be drawn as to the possible effect of that set of circumstances or event on the prices of the relevant financial instruments or the derivative financial instruments.
It should be stressed that information does not have to be certain in order to be considered as Inside Information. The fact that an event is only likely to occur may constitute Inside Information, even if it does not ultimately occur.
Further, an intermediate step in a protracted process shall be deemed to be Inside Information if, by itself, it satisfies the criteria of Inside Information as referred to above.
–Information that has not been made public is information that has not been disclosed to the public, for example, by means of a press release published by the Group, the Annual Financial Report, the Universal Registration Document or the Half-Year Financial Report, a prospectus approved by the AMF or the SEC or a financial notice published in the financial press (and, with respect to the United States, in the annual report on Form 20-F or in a press release or any other publication filed by the Group with the SEC on Form 6-K).
Information that would only be given to a journalist during an interview or a professional conference or to a financial analyst is not considered to be "public", even if it is taken up by that journalist or financial analysis. Such non-public information is made public once it has been published by the Group in a press release or in one of the documents referred to in the previous paragraph.

–Information that could significantly influence the price of the financial instruments concerned is information that a reasonable investor would be likely to use as part of the basis of his or her investment decisions.
Inside Information can be negative or positive.
The definition of Inside Information in US federal securities law is essentially jurisprudential, and is usually defined as material information, which is information for which "there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision, or if a reasonable investor would view it as altering the total mix of information available.”
For purposes of this Policy, Inside Information includes information meeting either the MAR definition or the US securities law definition. Any Collaborator who has knowledge of Inside Information must refrain from disclosing on his or her own initiative, even within the Group, the information itself, its existence, its nature or its possible impact and take all necessary precautions to protect Inside Information (in particular in discussions, meetings, note-taking, screen display, reprography, travel, etc.).
Examples of Inside Information
The following information may be considered Inside Information (non-exhaustive list):
–important steps in the development of a drug candidate or a Group program (crossing a milestone, submitting a marketing authorization application, obtaining such an application, etc.),
–clinical results,
–commercial results,
–any signing or termination of any new major or structuring license agreement, scientific, technological, industrial collaboration, or problem on the execution of one of these agreements,
–annual, half-yearly, quarterly financial results, or results estimates,
–budgets, financial forecasts, long-term projects,
–development of technologies, products or patents,
–problems in a manufacturing process, quality assurance problems, patent problems,
–financial transactions (securities issues, acquisitions, mergers, joint ventures, financing, etc.), including at the drafting stage and even if they are not carried out,
–modification of strategy or investments,
–changes in key personnel, in particular the departure of a Person Discharging Managerial Responsibilities,
–litigation, regulatory issues (ANSM, EMA, FDA in particular),
–liquidity problems,
–report of a financial analyst who is particularly favourable or unfavourable to the Company,
–any other significant event having a positive or negative influence on the Company's business, any significant item related to its risk factors.

It should be highlighted that the mere knowledge that the information, if made public, would be likely to have an effect on share prices should be considered Inside Information, even if the person in possession of such information does not know the precise content of the information.
1DEFINITION OF THE NOTION OF INSIDER
An "Insider" is a person who has access to Inside Information, because he or she works within the Group under an employment contract or corporate mandate or because he or she otherwise performs tasks giving him or her access to such Inside Information. Insiders include:
–Persons who hold Inside Information because of their role or position in or with respect to the Group: Persons Discharging Managerial Responsibilities, representatives of the Works Council (where applicable), certain Collaborators, statutory auditors, collaborators of the CRO and CMO (Contract Research Organisation and Contract Manufacturing Organisation), consultants, communication agencies, lawyers, bankers, other external advisors, suppliers, subcontractors, etc.
–All other persons with Inside Information who know or should have known that it was Inside Information: persons outside of the Group and to whom Inside Information has been communicated, voluntarily or by chance. This category includes, for example, Closely Associated Persons, any other family member or relatives of persons in the first category, and any person to whom they have communicated Inside Information.
The regulations distinguish, among the above-mentioned persons, two categories of Insiders:
–Permanent Insiders:
These are persons who, because of their functions, have permanent access to all Inside Information concerning the Group.
Permanent Insiders can belong to two categories:
•persons working within the Group: these include Persons Discharging Managerial Responsibilities, as well as any collaborator who has or is likely to have regular access to Inside Information.
•third parties who maintain regular relations with the Group giving them access to Inside Information: these include auditors, principal consultants and the usual financial and legal advisors of the Group, its communication agency and certain companies performing outsourced functions.
Note that not all of these persons are necessarily Permanent Insiders.
–Occasional Insiders:
These are persons within or outside the Group who have occasional access to Inside Information about the Group, in particular because of their involvement in the preparation of a particular transaction or their knowledge of a particular event or circumstance (for example, participation in clinical trials, a commercial agreement, a dispute, an accident, a financial transaction).
Only the CEO or the Vice-President, Legal & Corporate may decide to include a person on the list of Permanent Insiders or to disclose Inside Information to an Occasional Insider. However, Collaborators have the opportunity to identify potential members of their team and third parties to be included in the list of Permanent Insiders or Occasional Insiders and to ask the CEO or the Vice-President, Legal & Corporate to include such identified persons on the list of Permanent or Occasional Insiders.
Any person identified as an Insider is informed in writing by the Vice-President, Legal & Corporate of his or her inclusion on an Insider list established by the Group (see Section 5 below).
A person is no longer an Insider once the Inside Information is made public (as described herein). Whether or not a person is considered to be an Insider may change over time depending on his/her job responsibilities.
1GROUP OBLIGATIONS
(a)Obligation to disclose Inside Information
In order to ensure equality of investors with regard to information and to prevent insider trading, the Group must make public, as soon as possible, by means of a press release and on its website (https://www.innate-pharma.com/), any Inside Information likely to have a significant influence on the price of its Securities. This obligation results from MAR Regulation and the American regulations, but the latter, in particular the Regulation Fair Disclosure, insists on the obligation to communicate Inside Information to everyone at the same time and sanctions "selective disclosure." In MAR, this means that Inside Information may not be communicated outside the normal course of business, profession or functions.
The information provided must be accurate, precise and sincere.
The Group may defer the publication of Inside Information in limited circumstances and subject to certain conditions and procedures.
Only the CEO or the Vice President Investors Relations or any person specifically authorised by them for this purpose may communicate information to the financial market or the public generally, directly or indirectly, in any manner whatsoever. It is therefore prohibited for any Person Discharging Managerial Responsibilities or Collaborator, except with the prior authorization of the CEO or the person in charge of investors relations, to make statements directly or indirectly to investors, shareholders or, more generally, to the market or the public.
a.Obligation to identify Insiders - Updating of Insider lists
The Group must establish, update and make available to the AMF a list of all persons within the Group who have access to Inside Information or who perform tasks outside the Group that give them access to Inside Information.
The purpose of the Insider List is to protect the financial markets by allowing the Group to maintain control over Inside Information, for listed persons to be aware of the obligations and sanctions applicable to them and for the AMF to investigate possible market abuse more easily.
The Collaborator is informed of his inclusion on the list as an Occasional or Permanent Insider. The Collaborator must acknowledge in writing that he or she is aware of the obligations and sanctions applicable to him or her as a result of being included in the list of Insiders.
The list of Insiders includes the following information about each registered person:

–the person's identity (surname, first name, date of birth), personal and professional contact information (address, private and business telephone numbers),
–his or her role, function and the reason for placing the person on the list,
–the start and end date and time of the person's access to Inside Information (with the exception of Permanent Insiders).
Pursuant to Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of individuals with regard to the processing of personal data and on the free movement of such data (General Data Protection Regulation), each registered person has a right of access to personal information concerning him/her with a view to its possible correction in the event of error, this right may be exercised with Innate’s designated “Data Protection Officer” (dpo@innate-pharma.fr).
The list of Insiders shall be kept for at least five years from the date of its establishment or update. It is confidential, except to the AMF, which can obtain it on request.

1OBLIGATIONS OF THE INSIDERS
(a)Insider Confidentiality Obligation
Any person who holds Inside Information must refrain from disclosing it to another person, including within the Group.
Consequently, any Insider must maintain the confidentiality of Inside Information with respect to any person, including within the Group.
Insiders also refrain from spreading rumours, whether through the media (including the Internet) or by any other means, that give or are likely to give false or misleading information about the Securities and/or the situation, results or prospects of the Group.
Consequently, all Collaborators must constantly protect access to documents referring to Inside Information, in particular by limiting the number of copies to the strict minimum, ensuring the security of exchanges and meetings carried out in the form of conference calls or videoconferences, keeping documents in secure areas, ensuring that they are destroyed by secure means and using code names.
Insiders are strictly prohibited from engaging in “Tipping.” Tipping is disclosing Inside Information concerning the Group or making recommendations or expressing opinions on the basis of Inside Information as to trading in Securities to any person or entity who might be expected to trade while in possession of that information, other than in the necessary course of business, (including, but not limited to spouse, family members and friends or other Closely Associated Persons, social acquaintances, investors, financial analysts, consulting firms and former Insiders). Tipping is strictly prohibited under this Charter and this prohibition applies whether or not the person disclosing the Inside Information receives any benefits from the use of that information by the other person or entity.
Any Collaborator, who has doubts about the content of the information he or she may communicate, in particular during an oral intervention or written presentation, may refer the matter to the Vice-President, Legal & Corporate (market.ethics@innate-

pharma.fr). If in doubt or awaiting a response from Vice-President, Legal & Corporate, the information in question must not be disclosed.
The prohibition to use or disclose Inside Information is applicable throughout the year.
In addition, it is essential to immediately notify the Vice-President, Legal & Corporate if Inside Information concerning the Group has been disclosed outside the normal procedures for disseminating information (for example at internal or external meetings, seminars or colloquia).
(a)Obligation to refrain from trading in the Securities
The applicable laws and regulations on insider trading prohibit any Insider from using Inside Information by acquiring or disposing of, for its own account or for the account of a third party, directly or indirectly, Innate Securities. The use of Inside Information by cancelling or amending an order, where the order was placed before the person concerned possessed the Inside Information, is insider dealing.
It is also prohibited to recommend, on the basis of Inside Information, that another person acquire or dispose of Innate Securities (cancel or amend an order), or induces that person to make such an acquisition or disposal.
It is further prohibited to communicate Inside Information to any other person, except where the disclosure is made in the normal exercise of an employment, a profession or duties, is also prohibited (“need to know basis” exception).
It is recalled that the legal obligation to abstain applies in the event of holding Inside Information concerning all listed securities, even those other than Group Securities, and in particular the securities of listed companies with which the Group may come to work, if applicable. Given the repercussions that this would have for the Group, it would be a violation of the Charter for a Collaborator to carry out a transaction on the Securities of another company on the basis of Inside Information gathered in the course of his duties within the Group.
Generally speaking, the period between the date on which a person comes into possession of Inside Information and the trading session following the date on which the same information is made public is necessarily a period of abstention for that person and their Closely Associated Persons. In the event of a major event brought to the attention of a significant number of Collaborators (examples: clinical trial results, financial transactions, licensing agreements, etc.), Innate’s Legal Department may notify the persons concerned by email of the opening of an abstention period. However, such information will not be systematic and the absence of notification of such an abstention period would not in any way exempt a Collaborator who carries out an insider trading from otherwise complying with this Charter. In addition, the existence of such a period of abstention may in itself constitute Inside Information.
It is recalled that in case of doubt, each employee may request the views of the Vice-President, Legal & Corporate on the possibility of trading in Group Securities. However, such views do not constitute an authorization, as each applicant remains personally responsible for his or her acts.
It should be noted that all Closely Associated Persons, and more generally all persons who, because of their relationships with persons holding

Inside Information, could be suspected of having exploited Inside Information provided by such Insider.
Insider status and the related above prohibitions shall continue to apply even after the person concerned has left the Group, as long as the Inside Information held has not been made public.
Preventive abstention periods ("negative windows" or “black-out periods”)
–With due regard to the general abstention obligation described above, the Group will set abstention periods ("negative windows" or "black-out periods") during which Permanent Insiders, Persons Discharging Managerial Responsibilities, and potentially certain Group Collaborators must refrain from buying, selling or carrying out transactions, directly or indirectly, on their behalf or on behalf of others, on Group Securities or exercising warrants (BSA) or redeemable (BSAAR), selling shares issued from AGA or AGAP[1], or carrying out transactions in Securities whose underlying is a Group Security.
During these abstention periods as described below, Permanent Insiders, Persons Discharging Managerial Responsibilities, and potentially certain Collaborators are not authorised to carry out Transactions on Group Securities whether or not they hold Inside Information.
Abstention periods are first of all short, predictable periods during which significant and non-public information about the Group circulates within the Group.
These periods are defined as follows:
–at least 15 days prior to the publication of quarterly financial results;
–at least 30 days before the publication of the half-year and annual financial results.
It should be noted that, in exceptional circumstances, these periods may begin earlier than the dates indicated above, in which case the Collaborators would be informed (this information may constitute Inside Information).
In addition to the abstention periods provided for by the texts, the Company may set up additional blackout periods introduced on an ad hoc basis prior to certain events.
Transactions are only possible again as from the trading session following the publication concerned, provided that they are not in a negative window or that they do not hold any other Inside Information.
An e-mail is sent to involved Collaborators and Persons Discharging Managerial Responsibilities to inform them of these periods. The financial communication calendar is also available to any interested party on the Group's Internet and Intranet site.
Nevertheless, the absence of e-mail would in no way exempt a Collaborator from liability in the event of a breach or violation of this Charter.
These negative windows continue to apply even after the person concerned has left the Group for as long as he or she possesses Inside Information.
(i)Obligation to inform the Group
In order to ensure compliance with the Charter within the Group, Collaborators must implement all measures to prevent violations of the Charter, in particular:

–inform the Vice-President, Legal & Corporate, when they believe they are in possession of information that is not yet public and which, by its nature, could constitute Inside Information, and should refrain, pending the qualification of such information, from disclosing the information and, if so, communicate to the Vice-President, Legal & Corporate without delay the list of persons informed;
–remind those of their subordinates who are called upon to work on sensitive subjects relating to the existence and content of the Charter;
–promptly notify the Vice-President, Legal & Corporate if Inside Information has been disclosed.
Collaborators are reminded that the implementation of these preventive measures in no way exempts them from administrative or criminal liability in the event of an offence.
1OFFENCES AND APPLICABLE INCURRED SANCTIONS
Persons who do not comply with the rules relating to the use and disclosure of Inside Information may be subject to administrative sanctions imposed by the AMF and the SEC, or to criminal sanctions imposed by the judicial, French or American federal authorities, as well as disciplinary sanctions within the Group.
French criminal and administrative sanctions
Violations of these prohibitions may result in the following criminal or administrative sanctions (L.465-1 et al. and L.621-15 III of the Code monétaire et financier):
–a fine or financial penalty imposed by the AMF of up to €100 million or, if profits have been made, ten times the amount, and
–up to five years' imprisonment imposed by the criminal court
Such behaviour may be punished even in the absence of profit or benefit for the perpetrator. In particular, avoiding losses (by selling Securities before bad news is announced) will be sanctioned and the amount of loss avoided will be taken into consideration in determining the fine or monetary penalty. The attempt is also subject to sanctions.
As a reminder, conduct punishable under criminal law and by the AMF also includes price manipulation and the dissemination of false information (Article 12 of the MAR Regulation).
U.S. Sanctions
Insider trading may result in an enforcement action by the supervisory authorities, in criminal prosecution, or in civil lawsuits seeking damages. Persons who have violated the U.S. rules and regulations relating to the prevention of insider trading may be liable in the United States for civil penalties of up to three times the amount of profits made or losses avoided through insider trading, and criminal fines of up to $5 million for individuals and $25 million for corporations. Jail sentences can also be imposed for up to 20 years.
Disciplinary sanctions
Any violation of this Charter and these rules or the law on misdemeanours or breaches of duty by an Executive Officer or Collaborator, or a member of their families, may result in measures up to and including dismissal of the person concerned.

The commission of an offence or breach by an Insider is the responsibility of the person who commits it. The Group disclaims any liability of or responsibility for any person who has committed insider trading in violation of this Charter. As such, the Group does not intend to assume the fines to which its Collaborators may be liable.
Anyone who is in breach of the rules contained in this Charter or who becomes aware of the occurrence of such a breach by another person must immediately inform the Compliance Officer or the Vice-President, Legal & Corporate, who will take all appropriate measures internally and vis-à-vis the market authorities.
1OBLIGATIONS OF RETENTION AND DISCLOSURE OF TRANSACTIONS CARRIED OUT BY THE OFFICERS
In accordance with the MAR Regulation, Persons Discharging Managerial Responsibilities and their Closely Associated Persons must comply with specific obligations relating to the custody of their Securities and the reporting of their Transactions.
Obligation to notify the Closely Associated Persons of their obligations
Each of the Persons Discharging Managerial Responsibilities must notify in writing their Closely Associated Persons of their obligations under the MAR Regulation and keep a copy of this notification. They must also inform Innate (Vice-President, Legal & Corporate) of who their Closely Associated Persons are, as Innate must maintain a list of them.
Obligation to hold registered shares
Members of the Board and the CEO, as well as their spouses who are not separated and minor children who are not emancipated, must hold, within the prescribed time limits, all the Securities they hold in registered form with Société Générale Securities Services or in registered form administered with an intermediary (bank, financial institution or investment services provider) of their choice.
The voting rights and dividend rights of shares held by any person who has not fulfilled these obligations shall be suspended until the situation is regularised. Any vote cast or dividend payment made during the suspension is void.
Reporting obligations for Transactions in Securities
The MAR Regulation require Persons Discharging Managerial Responsibilities and their Closely Associated Persons to communicate directly to the AMF, which makes them public, the acquisitions, sales, subscriptions or exchanges of Group shares. These people are on a list that is regularly updated by the Group. They are required to refrain from any Transaction as soon as they become aware of Privileged Information.
–Operations covered: all operations to buy, sell, subscribe or exchange the Group's "financial instruments", i.e. not only shares but also other securities giving access to the capital (warrants, BSAARs, shares issued from AGA and AGAP, etc.).
–Trigger threshold: publication is not required as long as the total cumulative amount of transactions carried out by a data subject does not exceed €20,000 over a calendar year.
–Reporting procedures: The declaration must be submitted to the AMF no later than three business days from the date of the Transaction.

This declaration must be sent to the AMF, by electronic means only via an extranet called Onde, which makes it possible to complete the mandatory form, which can be accessed on the AMF website at the following address:
https://onde.amf-france.org/RemiseInformationEmetteur/Client/PTRemiseInformationEmetteur.aspx
Declarations may be transmitted to the AMF by the person required to report or by a third party on behalf of the declarant, the identity of the applicant must be clearly indicated in the declaration form.
The AMF publishes these declarations on its website, which are also summarized in the management report presented to the Innate Pharma Annual General Meeting and in the Group's Universal Registration Document, if applicable.
Persons Discharging Managerial Responsibilities are also required, at the Vice-President, Legal & Corporate’s request, to declare the number and nature of the Securities they hold, as well as any relevant information on the holding of Securities (e. g. stripping, promise to acquire or sell, pledge, etc.).
It should be noted that these obligations are distinct from those relating to the crossing of thresholds, which exist under French law and US federal stock market law and are applicable whether or not the shareholder is a Member of the Management.
There are no equivalent obligations in the United States for directors and officers of foreign private issuers other than the specific obligations applicable to shareholders holding at least 5% of the capital.

[1] Regarding the owners of shares issued from AGA or AGAP, the 30-day abstention period (at least) preceding the annual and half-year financial results publication is provided by Article L.22-10-59 of the French Code of Commerce